EXHIBIT 99.1

April 27, 2005

DTE ENERGY REPORTS FIRST QUARTER EARNINGS;
MAINTAINS 2005 EARNINGS GUIDANCE

     DETROIT – DTE Energy (NYSE:DTE) today reported 2005 first quarter earnings of $149 million, or $0.85 per diluted share, compared with reported earnings of $190 million, or $1.11 per diluted share, in the first quarter of 2004. DTE Energy also reported that 2005 first quarter cash from operations increased to $413 million, up from $280 million in the first quarter of 2004.

     Operating earnings, which exclude non-recurring items and discontinued operations, for the 2005 first quarter were $153 million, or $0.88 per diluted share, compared with 2004 first quarter operating earnings of $152 million, or $0.89 per diluted share. Reconciliations of reported to operating earnings for the first quarters of 2005 and 2004 are at the end of this release.

     “While the quarter included two timing items that shift earnings to future periods, the underlying earnings power and strong cash performance show we are on track to meet our 2005 financial goals,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “We have made tremendous progress at Detroit Edison, and we expect to continue this progress with the resolution of our rate restructuring filing by the end of 2005. In addition, I am enthusiastic about opportunities at our non-utility businesses to continue their long track record of disciplined growth.”

     Operating earnings results for the first quarter of 2005, by business unit, were as follows:

•	DTE Energy Resources operating earnings were $0.33 per diluted share versus $0.32 per diluted share in first quarter 2004. The utility operations of this business unit, which are the power generation services of Detroit Edison, increased $0.02 per share during the 2005 first quarter. Gross margins increased primarily due to rate increases as a result of the Michigan Public Service Commission’s (MPSC) final rate order issued in November 2004. The first quarter of 2005 was higher due to the realignment of merger interest to the holding company and lower operation and maintenance expenses. Partially offsetting these improvements were increased depreciation and amortization expenses resulting from recording fewer regulatory assets in the first quarter of 2005.

The non-utility operations of this business unit include the company’s energy services, energy marketing and trading, coal services and biomass businesses. Operating earnings at these non-utility operations were $0.26 per diluted share, a decrease of $0.01 over first quarter 2004. Performance for the quarter was negatively affected by $0.15 per diluted share due to accounting deferrals of a portion of the gains received from the sale of interests in the company’s synfuel facilities. The value of tax credits generated from synfuel production is reduced if the “Reference Price” of oil within the year exceeds a threshold price and is eliminated entirely if the Reference Price exceeds a phase-out price. DTE Energy believes the probability of breaching this range is remote, but accounting guidance requires near total certainty that the first dollar will not be lost from breaching the threshold price in order to recognize the anticipated gains on the sale of interests in the company’s synfuel facilities. Until this conservative gain recognition criterion is met, these gains will be deferred. It is possible that gains will be deferred in the first, second and/or third quarters of each year until there is persuasive evidence that no tax credit devaluation will occur for the applicable calendar year. This could result in shifting earnings from earlier quarters to later quarters of a calendar year. As a means to partially mitigate the risk of tax credit devaluation and protect synfuel cash flow, the company entered into oil price derivatives, which are marked to market until the contracts settle later in 2005. Given the high oil prices in the first quarter of 2005, DTE Energy recognized mark to market gains of $0.18 per share. In the absence of revenue deferral and mark to market oil price derivative gains, operating earnings from synfuel operations would have been $0.11 per share higher in first quarter of 2005 than in first quarter 2004, primarily due to higher synfuel production.

Based on positive economics, a $0.15 per diluted share decline in accounting earnings from the company’s CoEnergy Portfolio also affected non-utility earnings. During the first quarter of 2005, the company made the economically positive decision to defer the withdrawal of gas from storage due to an inversion in the forward price curve for natural gas. Since accounting rules require the gas inventory to be valued at its average cost, while the forward sales are marked to market, this decision resulted in an accounting loss during the first quarter. DTE Energy expects to reverse this loss when it withdraws the gas from storage in the next storage cycle.

•	DTE Energy Distribution reported operating earnings of $0.23 per diluted share versus $0.15 per diluted share in first quarter 2004. The utility operations of this business unit are the electric distribution services of Detroit Edison. These utility operations experienced a quarter-over-quarter increase of $0.08 per diluted share, driven primarily by a decrease in operation and maintenance expense due to the MPSC mandated reclassification of high voltage transmission costs to Detroit Edison’s power generation unit and other cost saving initiatives. The 2005 first quarter also benefited from lower uncollectible accounts receivable expense. These improvements were partially offset by higher costs for the funding of low-income customer assistance and increased pension and health care costs.

The non-utility operations of this business unit consist primarily of DTE Energy Technologies, which markets and distributes a portfolio of distributed generation products and services. Quarter-over-quarter operating losses at this business were flat at $0.02 per diluted share.

•	DTE Energy Gas recorded operating earnings of $0.35 per diluted share versus $0.45 per diluted share in first quarter 2004. The Energy Gas utility operations include the gas distribution services provided by MichCon. Utility operations were down $0.13 per diluted share primarily due to a timing-related tax adjustment, higher reserves for uncollectible accounts receivables and increased pension and health care costs. The increase in uncollectible accounts expense reflects higher past due amounts attributable to an increase in gas prices, continued weak economic conditions and a lack of adequate public assistance for low-income customers. The impact of interim rate relief was not large enough to offset these cost increases, which highlights the need for the MPSC to issue an order for final rate relief at MichCon.

Non-utility operations of this business unit include the production of gas in northern Michigan and the gathering, transporting, processing and storage of gas. Operating earnings from these businesses increased by $0.03 per diluted share quarter-over-quarter due primarily to increased revenue at the Gas Storage business.

•	Corporate & Other includes non-allocated interest costs, as well as certain non-utility investments, including assets held for sale and investments in emerging energy technologies. Corporate & Other operating losses were $0.03 per diluted share, which was flat compared with the first quarter 2004.

     Use of Operating Earnings Information – DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.

2005 Outlook

DTE Energy reconfirmed its 2005 earnings guidance of $3.30 to $3.60 per diluted share.

     “While we are still awaiting a final order in our MichCon rate case, we anticipate resolution shortly, and we remain confident that we will hit our 2005 earnings target for DTE Energy,” said David E. Meador, DTE Energy executive vice president and chief financial officer.

Recent Events and Developments

Moody’s Upgrades Its Outlook for DTE Energy

     On April 22, 2005, Moody’s Investors Service changed its outlook on DTE Energy and Detroit Edison to stable from negative due to an expected improvement in financial performance over the next several years. Moody’s also affirmed the senior unsecured rating of DTE Energy at “Baa2” and the issuer rating of Detroit Edison at “Baa1.”

Detroit Edison Files 2004 Net Stranded Costs and 2004 Power Supply Cost Recovery Reconciliation Case

     On March 31, 2005, Detroit Edison filed a joint application and testimony (MPSC case U-14474) in its 2004 PSCR Reconciliation Case and its 2004 Net Stranded Cost Recovery Case in accordance with the MPSC’s direction in Detroit Edison’s Nov. 2004 final rate order. The conjoined proceeding will provide a comprehensive true-up of the 2004 PSCR and stranded cost, including treatment of Detroit Edison’s third party wholesale sale revenue. A prehearing conference is scheduled for May 17, 2005.

Detroit Edison Gains Agreement on Accounting for Business System Implementation Costs

     On March 28, 2005, Detroit Edison signed an agreement with the MPSC and other parties regarding the accounting treatment for its business computer system modernization project (MPSC case U-14201). The agreement allows Detroit Edison to defer up to $60 million of costs that would normally be expensed as regulatory assets, beginning Jan. 1, 2006. These regulatory assets will be recovered as part of a subsequent Detroit Edison general rate case order.

Detroit Edison Files to Implement Equalization Mechanism for Other Post Employment Benefits (OPEB)

     On Feb. 10, 2005, Detroit Edison filed for authority to institute a tracking mechanism for OPEB, which are principally retiree health care (MPSC case U-14428). This mechanism would recognize differences between cost levels collected in rates and the actual costs under current accounting rules. If annual OPEB expense is greater than the net expense collected in rates, the difference would be recognized as a regulatory asset. Alternatively, if annual OPEB expense is less than the net expense collected in rates, the difference would be recognized as a regulatory liability. The regulatory asset or liability would be reconciled on an annual basis, and customers would either receive a credit or charge on their bill depending on whether OPEB was higher or lower than the amount in rates. The MPSC Staff is scheduled to file testimony in this case by July 28, 2005.

Detroit Edison Files Rate Restructuring Proposal

     On Feb. 4, 2005, Detroit Edison filed the rate restructuring proposal (MPSC case U-14399) mandated by the MPSC’s final order in Detroit Edison’s general rate case. The primary purpose of this filing is to ensure that all customers, including participants in the Customer Choice program, pay their fair and proportionate share of the cost of each element of service. This will be achieved through the creation of a fair, equitable and unbundled rate structure that is free of subsidization and based on actual cost of service. In addition, Detroit Edison’s proposed method will provide a rational transition period for the removal of existing rate subsidies. Detroit Edison is not requesting any incremental revenues from this rate restructuring proposal above those granted in the final rate order. The MPSC Staff is scheduled to file testimony in this case by June 9, 2005.

     This earnings announcement, as well as a package of detailed financial information, is available on the company’s website at www.dteenergy.com/investors.

     DTE Energy will conduct a conference call with the investment community at 8:30 a.m. EDT Thursday, April 28, to discuss first quarter 2005 earnings results. Investors, the news media and the public may listen to a live internet broadcast of the DTE Energy conference call at www.dteenergy.com/investors. The internet broadcast will be archived on the company’s website.

     DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. DTE Energy’s largest operating subsidiaries are Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, and MichCon, a natural gas utility serving 1.2 million customers in Michigan. Information about DTE Energy is available at www.dteenergy.com.

     The information contained herein is as of the date of this press release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this press release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This press release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially. Factors that may impact forward-looking statements include, but are not limited to: the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; economic climate and growth or decline in the geographic areas where we do business; environmental issues, laws and regulations, and the cost of remediation and compliance associated therewith; nuclear regulations and operations associated with nuclear facilities; the higher price of oil and its impact on the value of Section 29 tax credits, and the ability to utilize and/or sell interests in facilities producing such credits; implementation of electric and gas Customer Choice programs; impact of electric and gas utility restructuring in Michigan, including legislative amendments; employee relations and the impact of collective bargaining agreements; unplanned outages; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; the timing and extent of changes in interest rates; the level of borrowings; changes in the cost of coal and the availability of coal and other raw materials, purchased power and natural gas; effects of competition; impact of regulation by FERC, MPSC, NRC and other applicable governmental proceedings and regulations; contributions to earnings by non-utility businesses; changes in federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the ability to recover costs through rate increases; the availability, cost, coverage and terms of insurance; the cost of protecting assets against, or damage due to, terrorism; changes in accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; and changes in the economic and financial viability of our suppliers, customers and trading counterparties, and the continued ability of such parties to perform their obligations to the company. This press release should also be read in conjunction with the “Forward-Looking Statements” section in each of DTE Energy’s, MichCon’s and Detroit Edison’s 2004 Form 10-K (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy, MichCon and Detroit Edison.

Members of the Media – For Further Information:

Lorie N. Kessler	Scott Simons
(313) 235-8807	(313) 235-8808

Analysts – For Further Information:
Investor Relations
(313) 235-8030

DTE Energy Company
Consolidated Statement of Operations (unaudited)

	Three Months Ended
	March 31
(in Millions, Except per Share Amounts)	2005	2004

Operating Revenues	$2,344	$2,093

Operating Expenses
Fuel, purchased power and gas	969	741
Operation and maintenance	898	783
Depreciation, depletion and amortization	208	167
Taxes other than income	91	85
Asset gains and losses, net (1)	(80)	(50)

	2,086	1,726

Operating Income	258	367

Other (Income) and Deductions
Interest expense	126	131
Interest income	(13)	(10)
Other income	(12)	(11)
Other expense	11	15

	112	125

Income Before Income Taxes and Minority Interest	146	242

Income Tax Provision	50	75

Minority Interest (2)	(53)	(30)

Income from Continuing Operations	149	197

Income (Loss) from Discontinued Operations, net of tax	—	(7)

Net Income	$149	$190

Basic Earnings per Common Share
Income from continuing operations	$.86	$1.16
Discontinued operations	—	(0.04)

Total	$.86	$1.12

Diluted Earnings per Common Share
Income from continuing operations	$.85	$1.15
Discontinued operations	—	(0.04)

Total	$.85	$1.11

Average Common Shares
Basic	174	170
Diluted	175	170

Dividends Declared per Common Share	$.515	$.515

(1)	Primarily represents gains on the sale of interests in synfuel projects.
(2)	Primarily represents our partners’ share of synfuel project losses.

DTE Energy Company
Segment Net Income (Unaudited)

	Three Months Ended March 31
	2005				2004
	Reported			Operating	Reported			Operating
(in Millions)	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings
Energy Resources
Utility – Power Generation	$12	$—		$12	$16	$1	B	$10

						(7)	D
Non-utility
Energy Services	72	(3)	A	69	38	—		38
Energy Marketing & Trading	(22)	—		(22)	57	(48)	E	9
Other	—	—		—	(2)	—		(2)

Total Non-utility	50	(3)		47	93	(48)		45

	62	(3)		59	109	(54)		55

Energy Distribution
Utility – Power Distribution	43	2	B	45	28	2	B	30
Non-utility	(4)	—		(4)	(3)	—		(3)

	39	2		41	25	2		27

Energy Gas
Utility – Gas Distribution	50	1	B	51	71	1	B	72
Non-utility	9	—		9	4	—		4

	59	1		60	75	1		76

Corporate and Other	(11)	4	C	(7)	(12)	6	C	(6)

	(11)	4		(7)	(12)	6		(6)

Income from Continuing Operations
Utility	105	3		108	115	(3)		112
Non-utility	55	(3)		52	94	(48)		46
Corporate and Other	(11)	4		(7)	(12)	6		(6)

	149	4		153	197	(45)		152

Discontinued Operations
Impairment loss/Gain on sale	—	—		—	(7)	7	F	—

	—	—		—	(7)	7		—

Net Income	$149	$4		$153	$190	$(38)		$152

Adjustments key
A) 2006 oil price option	Mark to market adjustment on 2006 oil price option
B) DTE2 project costs	Incremental DTE2 project costs
C) Tax credit driven normalization	Quarterly adjustment at DTE Energy to normalize its effective tax rate. Annual results not impacted
D) Stranded cost adjustment	Stranded costs adjustment made pursuant to November 2004 MPSC order
E) Adjustment for contract termination/modification	Terminated a long-term gas exchange agreement and modified a related transportation agreement with a pipeline company
F) Impairment loss/Discontinued operations	Impairment charge relating to the expected loss on sale of Southern Missouri Gas Company

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Three Months Ended March 31
	2005				2004
	Reported			Operating	Reported			Operating
	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings
Energy Resources
Utility – Power Generation	$0.07	$—		$0.07	$0.09	$(0.04)	D	$0.05

Non-utility
Energy Services	0.41	(0.02)	A	0.39	0.22	—		0.22
Energy Marketing & Trading	(0.13)	—		(0.13)	0.34	(0.28)	E	0.06
Other	—	—		—	(0.01)	—		(0.01)

Total Non-utility	0.28	(0.02)		0.26	0.55	(0.28)		0.27

	0.35	(0.02)		0.33	0.64	(0.32)		0.32

Energy Distribution
Utility – Power Distribution	0.24	0.01	B	0.25	0.16	0.01	B	0.17
Non-utility	(0.02)	—		(0.02)	(0.02)	—		(0.02)

	0.22	0.01		0.23	0.14	0.01		0.15

Energy Gas
Utility – Gas Distribution	0.29	0.01	B	0.30	0.42	0.01	B	0.43
Non-utility	0.05	—		0.05	0.02	—		0.02

	0.34	0.01		0.35	0.44	0.01		0.45

Corporate and Other	(0.06)	0.03	C	(0.03)	(0.07)	0.04	C	(0.03)

	(0.06)	0.03		(0.03)	(0.07)	0.04		(0.03)

Income from Continuing Operations
Utility	0.60	0.02		0.62	0.67	(0.02)		0.65
Non-utility	0.31	(0.02)		0.29	0.55	(0.28)		0.27
Corporate and Other	(0.06)	0.03		(0.03)	(0.07)	0.04		(0.03)

	0.85	0.03		0.88	1.15	(0.26)		0.89

Discontinued Operations
Impairment loss/Gain on sale	—	—		—	(0.04)	0.04	F	—

	—	—		—	(0.04)	0.04		—

Net Income	$0.85	$0.03		$0.88	$1.11	$(0.22)		$0.89

Adjustments key
A) 2006 oil price option	Mark to market adjustment on 2006 oil price option
B) DTE2 project costs	Incremental DTE2 project costs
C) Tax credit driven normalization	Quarterly adjustment at DTE Energy to normalize its effective tax rate. Annual results not impacted
D) Stranded cost adjustment	Stranded costs adjustment made pursuant to November 2004 MPSC order
E) Adjustment for contract termination/modification	Terminated a long-term gas exchange agreement and modified a related transportation agreement with a pipeline company
F) Impairment loss/Discontinued operations	Impairment charge relating to the expected loss on sale of Southern Missouri Gas Company